For Immediate Release                                    Contact: Bob DeFillippo
May 7, 2002                                                       (973) 802-4149
After 4 p.m.



PRUDENTIAL FINANCIAL, INC. ANNOUNCES FIRST QUARTER 2002 RESULTS

         Newark, NJ - Prudential Financial, Inc. (NYSE:PRU) today reported first quarter 2002 after-tax adjusted operating income for its Financial Services Businesses of $332 million, compared to $296 million for the first quarter of 2001. Adjusted operating income was 58 cents per share of Common Stock for the first quarter of 2002, compared to 51 cents per Common share in the first quarter of 2001 on an equivalent share basis, which assumes that shares issued in the Company's demutualization on December 18, 2001 and its initial public offering of Common Stock were outstanding for the entire 2001 period. First quarter 2002 results include the contribution of Gibraltar Life, which the Company acquired in April 2001.

         "Prudential Financial is off to a good start as a public company," said Chairman and CEO Arthur F. Ryan. "First quarter earnings per share, based on adjusted operating income, were on track. Our International division continues to produce strong growth, including the contribution of Gibraltar Life. In addition, while difficult equity market conditions have continued to hurt some of our businesses, our U.S. operations are beginning to reflect the benefits of expense reductions for which we absorbed the costs in our 2001 results. For that reason, we continue to expect that Prudential will achieve Common Stock earnings per share in the range of $2.10 to $2.30 for the year 2002, based on after-tax adjusted operating income, assuming that equity market conditions stabilize over the balance of the year, including essentially no change in the S&P 500 index," Ryan said. This expectation is subject to change if actual equity market conditions differ from this assumption and as discussed under "Forward-Looking Statements" below.

         After-tax adjusted operating income excludes realized investment gains, net of losses and related charges, and results from divested businesses, as well as demutualization costs and expenses for the year-ago quarter. Net income of the Financial Services Businesses, which includes the foregoing items, amounted to $263 million for the first quarter of 2002 compared to $403 million for the year-ago quarter. Net income was 46 cents per Common share for the first quarter of 2002, compared to 69 cents per equivalent Common share in the year-ago quarter.

         In the following business-level discussion, adjusted operating income refers to pre-tax results.

Financial Services Businesses
-----------------------------

Prudential Financial's Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Consumer, Employee Benefits, International and Asset Management divisions and its Corporate and Other operations.

U.S. Consumer division reported pre-tax adjusted operating income of $171 million for the first quarter of 2002, a decrease of $23 million from $194 million in the year-ago quarter. Our Individual Life Insurance segment reported adjusted operating income of $117 million for the current quarter, a $38 million increase over the year-ago quarter, as we realized savings from our field management and agency restructuring program and benefited from more favorable mortality experience. Our Private Client Group segment reported a loss, on an adjusted operating income basis, of $19 million for the current quarter, compared to a $6 million loss in the year-ago quarter. We estimate that the continued decline in individual investor transaction volume and customer margin balances had a negative impact of about $60 million on the quarterly comparison for this segment. However, this impact was largely mitigated by our cost reduction measures. Our Retail Investments segment reported adjusted operating income of $51 million in the current quarter, a $10 million decline from the year-ago quarter, as results were negatively affected by lower asset values. Our Property and Casualty Insurance segment reported adjusted operating income of $22 million in the current quarter, a $38 million decline from the year-ago quarter. During the current quarter, that segment realized $22 million in stop-loss reinsurance recoveries and prior year reserve releases, while the benefit from these items in the year-ago quarter was $71 million. The $49 million net effect of these items was partially offset by expense savings we realized as a result of our cost reduction measures.

International division pre-tax adjusted operating income for the first quarter of 2002 increased $102 million, to $200 million from $98 million in the year-ago quarter. The International Insurance segment reported $204 million of adjusted operating income for the quarter, representing a $109 million increase over the year-ago quarter, including a $104 million contribution from Gibraltar Life, which we acquired in April 2001. Gibraltar Life's results reflect favorable mortality experience in the current quarter. Adjusted operating income from our international insurance operations other than Gibraltar Life reflected business growth in Japan and Korea, partly offset by the negative impact of currency fluctuations.

Employee Benefits division pre-tax adjusted operating income amounted to $66 million in the first quarter of 2002, a decrease of $38 million from $104 million in the year-ago quarter. Adjusted operating income from our Other Employee Benefits segment declined $28 million, to $29 million from $57 million in the year-ago quarter, primarily from our guaranteed products business, which had lower investment income margins during the current quarter. Our Group Insurance segment reported adjusted operating income of $37 million in the current quarter and $47 million in the year-ago quarter, which benefited from our favorable estimates of life claims development at that time. During 2002, we expect to implement rate increases on group life insurance business representing about half of our year 2001 premiums in force, and these rate increases were implemented with respect to about one-quarter of the overall group life business during the first quarter of 2002.

Asset Management division pre-tax adjusted operating income amounted to $63 million in the first quarter of 2002, a decrease of $15 million from $78 million in the year-ago quarter. Despite market value declines in our equity assets under management, adjusted operating income of our Investment Management and Advisory Services segment increased to $39 million in the current quarter from $34 million in the year-ago quarter, reflecting lower expense levels. Assets managed by the Asset Management division were $290 billion at March 31, 2002, a decrease of $8 billion from a year earlier. The decrease reflects our sale, during the first quarter of 2002, of a portion of our quantitative-style equity asset management to a third party. Adjusted operating income from our Other Asset Management segment decreased $20 million, to $24 million in the current quarter from $44 million in the year-ago quarter, as the segment's equity securities operations were negatively affected by reduced trading spreads and transaction volume.

Corporate and Other operations resulted in pre-tax adjusted operating income of $23 million in the first quarter of 2002 compared to a loss, on an adjusted operating income basis, of $1 million in the year-ago quarter. First quarter 2002 results include investment income from assets transferred to the Financial Services Businesses in connection with the formation of the Closed Block Business in the fourth quarter of 2001.

Assets under management and administration amounted to $580 billion at March 31, 2002, including approximately $26 billion relating to Gibraltar Life, compared to $560 billion a year earlier, before the Gibraltar Life acquisition, and $590 billion at December 31, 2001.

Net income of the Financial Services Businesses for the first quarter of 2002 was $263 million and included $96 million of realized investment losses, net of related charges, compared to realized investment gains, net of related charges, of $243 million in the year-ago quarter. Net income of the Financial Services Businesses for the year-ago quarter was $403 million and also included demutualization costs and expenses of $45 million.

Closed Block Business
---------------------

Prudential's Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business, which represents results of our Traditional Participating Products segment prior to the demutualization, includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported a $175 million loss from operations before income taxes for the first quarter of 2002, a $249 million decline from income from operations before income taxes of $74 million for the year-ago quarter, primarily due to declines in realized investment gains and losses and net investment income. Closed Block Business results included net realized investment losses of $74 million in the current quarter, compared to net realized investment gains of $89 million in the year-ago quarter.

The Closed Block Business reported a first quarter 2002 net loss of $110 million, compared to net income of $34 million for the year-ago quarter.

Consolidated Results
--------------------

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income of $153 million for the first quarter of 2002 and $437 million for the year-ago quarter.

Forward-Looking Statements
--------------------------

Certain of the statements included in this release, including (but not limited to) those in the second paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as "expects," "believes," "anticipates," "intends," "plans," "assumes," "estimates," "projects," or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management's current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including without limitation: general economic, market and political conditions, including the performance of financial markets, interest rate fluctuations and the continuing impact of the events of September 11, 2001; volatility in the securities markets; reestimates of our reserves for future policy benefits and claims; our exposure to contingent liabilities; catastrophe losses; investment losses and defaults; changes in our claims-paying or credit ratings; competition in our product lines and for personnel; fluctuations in foreign currency exchange rates and foreign securities markets; risks to our international operations; the impact of changing regulation or adverse litigation results; and changes in tax law. Prudential Financial, Inc. does not intend, and is under no obligation to, update any particular forward-looking statement included in this document. The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2001, should be considered by readers when reviewing forward-looking statements contained in this release.

Earnings Conference Call
------------------------

Members of Prudential's senior management will host a conference call on Wednesday, May 8, 2002, at 4 p.m. ET, to discuss with the investment community the Company's first quarter results. The conference call will be broadcast live over the Company's Investor Relations Web site at: http://www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through May 22. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (888) 276-9996 (domestic callers) or (612) 288-0337 (international callers). All others are encouraged to dial into the conference call in listen-only mode, by dialing (800) 230-1085 (domestic callers) or (612) 332-0923 (international callers). To listen to a replay of the conference call from 9:15 p.m. on May 8 through 11:59 p.m. on May 16, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 634373.

Prudential Financial companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.

                                  -Prudential-

Financial Highlights
(in millions, except per share data)



                                                                                     Three Months Ended
                                                                                           March 31
                                                                                 --------------------------
                                                                                      2002         2001
                                                                                 ------------  ------------
Financial Services Businesses (FSB) Income Statement Data:
 Adjusted Operating Income (1):
  Revenues:
   Premiums                                                                         $   2,278    $  1,611
   Policy charges and fee income                                                          434         392
   Net investment income                                                                1,259       1,297
   Commissions, investment management fees and other income                             1,085       1,108
                                                                                     --------    --------
       Total revenues                                                                   5,056       4,408
                                                                                     --------    --------
  Benefits and expenses:
   Insurance and annuity benefits                                                       2,206       1,611
   Interest credited to policyholders' account balances                                   414         382
   Interest expense                                                                        56         108
   Other expenses                                                                       1,857       1,834
                                                                                     --------    --------
       Total benefits and expenses                                                      4,533       3,935
                                                                                     --------    --------
   FSB adjusted operating income before income taxes                                      523         473
Income taxes (2)                                                                          191         177
                                                                                     --------    --------
FSB after-tax adjusted operating income                                                   332         296
                                                                                     --------    --------
Items excluded from FSB adjusted operating income:
  Realized investment gains (losses), net of related charges                              (96)        243
  Divested businesses                                                                      (8)        (22)
  Demutualization costs and expenses                                                       --         (45)
                                                                                     --------    --------
   Total items excluded from FSB adjusted operating income before income taxes           (104)        176
Income taxes                                                                              (35)         69
                                                                                     --------    --------
   Total items excluded from FSB adjusted operating income, after income taxes            (69)        107
                                                                                     --------    --------
Financial Services Businesses net income                                             $    263    $    403
                                                                                     ========    ========

Direct equity adjustment for earnings per share calculation (3)                      $      7    $     --

Earnings per share of Common Stock (diluted) (3):

     Net income                                                                      $   0.46    $   0.69

     FSB after-tax adjusted operating income                                             0.58        0.51

Diluted shares  (equivalent share basis prior to demutualization)                       585.1       583.6

Financial Services Businesses Attributed  Equity (as of end of period) (4):

     Total attributed equity                                                         $ 19,453
          Per share of Common Stock - diluted                                           33.25

     Attributed equity excluding unrealized gains and losses on investments         $ 19,034
          Per share of Common Stock - diluted                                           32.53

     Number of diluted shares at end of period                                        585.1


  See footnotes on page 4.

Financial Services Businesses Division Highlights
(in millions)

                                                                   Three Months Ended
                                                                        March 31
                                                                  ---------------------
                                                                    2002         2001
                                                                  --------    ---------
Adjusted operating income before income taxes, by Division (1):
  U.S. Consumer Division ......................................   $    171    $    194
  Employee Benefits Division ..................................         66         104
  International Division (5) ..................................        200          98
  Asset Management Division ...................................         63          78
  Corporate and Other .........................................         23          (1)
                                                                  --------    --------
    Total FSB adjusted operating income before income taxes ...   $    523    $    473
                                                                  ========    ========
Revenues, by Division (1):
  U.S. Consumer Division ......................................   $  1,841    $  1,948
  Employee Benefits Division ..................................      1,524       1,461
  International Division (5) ..................................      1,386         672
  Asset Management Division ...................................        291         329
  Corporate and Other .........................................         14          (2)
                                                                  --------    --------
    Total .....................................................   $  5,056    $  4,408
                                                                  ========    ========
U.S. Consumer Division:
  Individual Life Insurance Sales (6):
    Variable and universal life ...............................   $     55    $     65
    Corporate-owned life insurance ............................         10          37
    Term life .................................................         13          10
                                                                  --------    --------
      Total ...................................................   $     78    $    112
                                                                  ========    ========
Retail Investments Sales and Assets Under Management:
  Mutual Funds and Wrap-Fee Products:
    Gross sales, other than money market ......................   $  2,581    $  3,619
                                                                  ========    ========
    Net sales other than money market .........................   $    104    $    539
                                                                  ========    ========
    Assets under management at end of period:
      Mutual funds ............................................   $ 56,743    $ 58,168
      Wrap-fee products .......................................     18,192      17,335
      Unit investment trusts ..................................      1,056       1,552
                                                                  --------    --------
        Total .................................................   $ 75,991    $ 77,055
                                                                  ========    ========
    Fixed and Variable Annuities:
      Gross sales .............................................   $    411    $    369
                                                                  ========    ========
      Net redemptions .........................................   $   (236)   $   (365)
                                                                  ========    ========
      Total account value at end of period ....................   $ 21,344    $ 22,007
                                                                  ========    ========
Employee Benefits Division:
  Group Insurance Sales (7):
    Group life ................................................   $    162    $    288
    Group disability ..........................................         53          69
                                                                  --------    --------
      Total ...................................................   $    215    $    357
                                                                  ========    ========
    Other Employee Benefits Sales:
      Defined Contribution:
        Gross sales ...........................................   $  1,010    $  1,255
                                                                  ========    ========
        Net sales .............................................   $    193    $    220
                                                                  ========    ========
      Guaranteed Products:
        Gross sales ...........................................   $    259    $    400
                                                                  ========    ========
        Net withdrawals .......................................   $   (605)   $ (1,169)
                                                                  ========    ========

See footnotes on page 4.

Financial Services Businesses Division Highlights
(in millions)

                                                                                              Three Months Ended
                                                                                                    March 31
                                                                                           --------------------
                                                                                              2002       2001
                                                                                           ---------   --------
International Division:
  International Insurance Sales (8):
    Actual exchange rate basis                                                             $     179    $  162
                                                                                           =========    ======
    Constant exchange rate basis                                                           $     192    $  158
                                                                                           =========    ======
Asset Management Division (as of end of period, in billions):
  Assets managed by Asset Management Division (9):
    Retail customers                                                                       $    92.3    $ 97.2
    Institutional customers                                                                     86.2      89.5
    General account                                                                            111.7     111.0
                                                                                           ---------    ------
      Total managed by Asset Management Division                                           $   290.2    $297.7
                                                                                           =========    ======
Closed Block Business Data, in millions except per share data (10):
  Income Statement Data (11):
    Revenues                                                                               $   1,777    $2,084
    Benefits and expenses                                                                      1,952     2,010
                                                                                           ---------    ------
      Income (loss) from operations before income taxes                                         (175)       74
      Income taxes                                                                               (65)       40
                                                                                           ---------    ------
    Closed Block Business net income (loss)                                                $    (110)   $   34
                                                                                           =========    ======

    Net loss per share of Class B Stock                                                    $  (58.50)
                                                                                           =========
    Weighted average diluted shares outstanding during period                                    2.0
                                                                                           =========

  Closed Block Business Attributed Equity (as of end of period) (5):
    Total attributed equity                                                                $   586.0
    Per Share of Class B Stock                                                                 293.0

    Attributed equity excluding unrealized gains and losses on investments                 $   394.0
    Per Share of Class B Stock                                                                 197.0

  Number of Class B Shares at end of period                                                      2.0
                                                                                           =========
Consolidated Data:

Consolidated Income Statement Data:

  Total revenues                                                                           $   6,714    $6,747
  Total benefits and expenses                                                                  6,470     6,024
                                                                                           ---------    ------
    Income from operations before income taxes                                                   244       723
  Income taxes                                                                                    91       286
                                                                                           ---------    ------
    Consolidated net income                                                                $     153    $  437
                                                                                           =========    ======

Net income:
  Financial Services Businesses                                                            $     263    $  403
  Closed Block Business (1)                                                                     (110)       34
                                                                                           ---------    ------
    Consolidated net income                                                                $     153    $  437
                                                                                           =========    ======

Assets and Asset Management Information (as of end of period, in billions)

  Total assets                                                                             $   297.9    $271.7

  Assets under management (at fair market value):
    Proprietary, managed by Asset Management Division                                      $   290.2    $297.7
    Non-proprietary wrap-fee products and other domestic                                        50.6      49.8
    International (12)                                                                          38.0       8.9
                                                                                           ---------    ------
    Total assets under management                                                              378.8     356.4
  Client assets under administration                                                           201.2     203.5
                                                                                           ---------    ------
  Assets under management and administration                                               $   580.0    $559.9
                                                                                           =========    ======

See footnotes on page 4.

  (1) Adjusted operating income is a non-GAAP measure that excludes realized investment gains, net of losses and related charges; results of divested businesses; and demutualization costs and expenses. Revenues and benefits and expenses shown as components of adjusted operating income, and for the divisions of the Financial Services Businesses, are presented on the same basis as pre-tax adjusted operating income and exclude these items as well. Adjusted operating income should not be viewed as a substitute for net income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The excluded items are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

  (2)   Income taxes applicable to pre-tax adjusted operating income.

  (3) Prudential Financial, Inc.'s initial public offering and the demutualization of The Prudential Insurance Company of America became effective on December 18, 2001. For the 2001 period, earnings per share data are presented on a pro forma basis that assumes that shares issued in the initial public offering, including those issued as a result of the subsequent exercise by underwriters of options to acquire additional shares, and shares distributed as demutualization consideration to policyholders, were outstanding for all of that period. Earnings used in per-share calculations for that period have not been adjusted to reflect the demutualization or related transactions, including the establishment of the Closed Block Business. For the 2002 period, earnings per share is based on the weighted average number of diluted shares outstanding. Stock options are included in the number of diluted shares for the period they are outstanding based on the treasury stock method.

        Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company's methodology for allocation of such expenses. For periods subsequent to the date of demutualization, the net income of each business is modified for cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses, which are determined by a policy servicing fee arrangement that is based upon insurance in force and statutory cash premiums. To the extent actual administrative expenses vary from these cash flow amounts, these differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments are used to adjust net income to determine the earnings available to the Common Stock and the Class B Stock for earnings per share purposes.

  (4) As a result of the establishment of the Closed Block Business concurrently with the demutualization, attributed equity as of the end of periods prior to December 31, 2001 is not comparable to attributed equity at that date and thereafter and, therefore, is not presented for periods prior to 2002.

  (5) Results of our International division for 2002 include the results of Gibraltar Life, which we acquired in April 2001.

  (6)   Statutory first year premiums and deposits.

  (7) Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers' Group Life Insurance contract and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Sales results for the 2001 period give effect to quarterly allocation consistent with our current reporting practices.

  (8) Annualized new business premiums. Actual amounts reflect the impact of currency exchange fluctuations. Constant exchange rate amounts are based on the average exchange rates for the year ended December 31, 2001.

  (9) Reflects reclassification of amounts by client category as of January 1, 2002, based upon internal management criteria, which reduced the amount attributed to retail customers by $3.3 billion and increased the amounts attributed to institutional customers and the general account by $2.8 billion and $0.5 billion, respectively.

 (10) Amounts shown for the Closed Block Business for the 2001 period represent results of the Traditional Participating Products segment. Results for the 2002 period for the Closed Block Business reflect the transfer of $5.6 billion of net assets to the Financial Services Businesses at the date of demutualization.

 (11) Beginning in 2002, management no longer uses adjusted operating income as the measure to assess operating performance of the Closed Block Business. Consequently, only GAAP basis results of the Closed Block Business are presented for all periods.

 (12)   Includes $26.1 billion of Gibraltar Life assets at February 28, 2002.